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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Registration Statement of Asbury Automotive Group, Inc. on Form S-3 of our report dated February 25, 2003 (December 12, 2003 as to Note 2 paragraph 2 and Notes 19 and 22) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Summary Historical Consolidated Financial and Other Data", "Selected Consolidated Financial and Other Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
January 20, 2004

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INDEPENDENT AUDITORS' CONSENT